Staffing 360 Solutions, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 15, 2013 by and between Staffing 360 Solutions, Inc., a Nevada corporation (“S360” or the “Company”), and Alfonso J. Cervantes (“CERVANTES”).

1)	Engagement and Responsibilities

a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs CERVANTES as President of the Company. CERVANTES hereby accepts such employment.

b) Cervantes’ duties and responsibilities shall be those incident to the positions described in Section 1(a) as set forth in the Bylaws of the Company and those which are normally and customarily vested in such offices of a corporation. In addition, Cervantes’ duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Cervantes’ position described in Section 1(a).

c) CERVANTES agrees to devote, on a non-exclusive basis, the necessary time, energy and efforts to the business of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company’s business interests. It is understood between the Company and CERVANTES that he will devote no less than 20 hours per week in the execution of his duties. For as long as CERVANTES is employed by the Company, CERVANTES shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such businesses are now or hereafter conducted, or any business which the Company contemplates conducting or intends to conduct.

2)	Definitions

“Board” shall mean the Board of Directors of the Company.

“Disability,” with respect to CERVANTES, shall mean that, for physical or mental reasons, CERVANTES is unable to perform the essential functions of Cervantes’ duties under this Agreement for 30 consecutive days, or 60 days during any one six month period. CERVANTES agrees to submit to a reasonable number of examinations by a medical doctor advising the Company as to whether CERVANTES shall have suffered a disability and CERVANTES hereby authorizes the disclosure and release to the Company and its agents and representatives all supporting medical records. If CERVANTES is not legally competent, Cervantes’ legal guardian or duly authorized attorney-in-fact will act in Cervantes’ stead for the purposes of submitting CERVANTES to the examinations, and providing the authorization of disclosure.

“Effective Date” shall mean on completion of the initial acquisition of a temporary staffing company by S360 and contemporaneous financing.

“For Cause” shall mean, in the context of a basis for termination of Cervantes’ employment with the Company, that:

a) CERVANTES breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(c), 6 or 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

b) CERVANTES is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, embezzlement, breach of fiduciary duty or trust against the Company; or

c) CERVANTES is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

d) CERVANTES commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and Cervantes’ position as an executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; or

e) CERVANTES continues to neglect his duties after receipt of notice thereof from the Company (and the Company need give such notice only once).

“Person” shall mean an individual or a partnership, corporation, trust, association, Limited Liability Company, governmental authority or other entity.

“Portfolio Company” shall mean any person which has engaged the Company for the provision of services.

“Term” shall mean the period commencing on the Effective Date and ending at the close of business on the business day immediately preceding the eighteenth month anniversary of the Effective Date.

3)	Compensation and Benefits

For as long as CERVANTES shall be employed by the Company, CERVANTES shall receive the compensation and benefits set forth in this Section 3.

(a) Salary. Compensation will commence at an annualized salary of $120,000 beginning upon the Effective Date. The base salary shall be payable in two $5,000 installments on the 15th and first day of each month.

(b) Expense Reimbursement. CERVANTES shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses which CERVANTES incurs in connection with the performance of Cervantes’ duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefore.

(c) Vacation. CERVANTES shall be entitled to three weeks paid vacation per year (based on the Effective Date).

(d) Disability. In the event of any Disability CERVANTES shall receive the compensation and benefits specified herein for 30 days. Such compensation and benefits shall be received at the end of the disability.

(e) Withholding. At Cervantes’ election, the Company may deduct from any compensation payable to CERVANTES (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

(f) Key Man Insurance. The Company may, at its own expense, purchase a key man life insurance policy at an amount to be determined naming the Company as a beneficiary. At the time that CERVANTES is no longer employed by the Company, CERVANTES will have the right to retain the policy. It is expressly understood between the Company and CERVANTES that the Company will not have any further obligation with respect to the policy following Cervantes’ employment by the Company.

4)	Term of Employment

Cervantes’ employment pursuant to this Agreement shall commence on the Effective Date, as defined in Section 2 and shall terminate on the earliest to occur of the following:

a) upon the date set forth in a written notice of termination from CERVANTES to the Company (which date shall be at least four months after the effective date and at least 30 days after the delivery of that notice); provided, however, that in the event CERVANTES delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to CERVANTES (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(a), and not a termination pursuant to Section 4(d) or 4(e) hereof);

b) upon the death of CERVANTES;

c) upon delivery to CERVANTES of written notice of termination by the Company if CERVANTES shall suffer a Disability;

d) upon delivery to CERVANTES of written notice of termination by the Company For Cause;

e) upon delivery to CERVANTES of written notice of termination by the Company Without Cause; or

5)	Confidentiality.

CERVANTES agrees not to disclose or use at any time (whether during or after Cervantes’ employment with the Company) for Cervantes’ own benefit or purposes or the benefit or purposes of any other Person any databases, trade secrets, proprietary data, or other confidential information, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company generally, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Cervantes’ employment with the company. CERVANTES agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and/or any Portfolio Company, except that he may retain personal notes, notebooks, diaries and addresses and phone numbers. CERVANTES further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

6)	Miscellaneous

a) Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

If to the Company, to:

Staffing 360 Solutions, Inc.

Alfonso J. Cervantes, President

641 Lexington Avenue, Suite 1526

New York, NY 10022

If to CERVANTES, to:

Alfonso J. Cervantes

641 Lexington Avenue, Suite 1526

New York, NY 10022

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

b) Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.  Without limiting the foregoing, this Agreement supersedes those certain term sheets and/or agreements dated prior to date hereof. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

d) Governing Law.  This Agreement has been made and entered into in the State of New York and shall be construed in accordance with the laws of the State of New York.

e) Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

f) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

g) Attorneys’ Fees.  If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses.  The prevailing party is the party who is entitled to recover its costs in the action or proceeding.  A party not entitled to recover its costs may not recover attorneys’ fees.  No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Staffing 360 Solutions, Inc.

By: /s/ Allan Hartley_______________

Its: CEO

_/s/ Alfonso J. Cervantes___________

Alfonso J. Cervantes